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$50,000,000

THE PEOPLES GAS LIGHT AND COKE COMPANY

By this Prospectus, we Offer to Exchange All Outstanding
First and Refunding Mortgage 4.00% Bonds, Series MM-1 due March 1, 2010

for

First and Refunding Mortgage 4.00% Bonds, Series MM-2 due March 1, 2010
That Have Been Registered Under The Securities Act of 1933

        We are offering to exchange all of our outstanding First and Refunding Mortgage 4.00% Bonds, Series MM-1 due March 1, 2010 for a new series of our First and Refunding Mortgage Bonds designated "First and Refunding Mortgage 4.00% Bonds, Series MM-2 due March 1, 2010." The existing bonds were issued on February 27, 2003. The terms of the new bonds are substantially identical to the terms of the existing bonds, except that we have registered the new bonds with the Securities and Exchange Commission. Because we have registered the new bonds, the new bonds will not be subject to certain transfer restrictions and will not be entitled to registration rights. The existing bonds and new bonds are collectively referred to in this prospectus as the "bonds."

The New Bonds:

  •
  The new bonds will mature on March 1, 2010.
  •
  We will pay interest on the new bonds semiannually on March 1 and September 1 of each year beginning September 1, 2003 at the rate of 4.00% per annum.
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  We may redeem the new bonds at our option, in whole, at any time under certain extraordinary circumstances if we pay bondholders the principal of the new bonds plus accrued interest. In addition, the new bonds are subject to mandatory redemption, in whole, under certain extraordinary circumstances. There is no sinking fund for the new bonds.
  •
  We do not intend to apply for listing of the new bonds on any securities exchange or to arrange for them to be quoted on any quotation system.

The Exchange Offer:

  •
  The exchange offer is not conditioned upon a minimum aggregate principal amount of existing bonds being tendered.
  •
  Our offer to exchange existing bonds for new bonds will be open until 5:00 p.m., New York City time, on October 15, 2003, unless we extend the expiration date.
  •
  You should carefully review the procedures for tendering the existing bonds in this prospectus.
  •
  You may withdraw your tender of existing bonds at any time prior to the expiration of the exchange offer, unless we have already accepted your existing bonds for exchange.
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  If you fail to tender your existing bonds, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.
  •
  The exchange of existing bonds for new bonds in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
  •
  The offer to exchange is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

        INVESTING IN THE BONDS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 9, 2003

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	7
CAUTIONARY STATEMENTS	8
USE OF PROCEEDS	9
RATIO OF EARNINGS TO FIXED CHARGES	9
THE EXCHANGE OFFER	10
DESCRIPTION OF BONDS	19
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	30
PLAN OF DISTRIBUTION	34
LEGAL MATTERS	35
EXPERTS	35
WHERE YOU CAN FIND ADDITIONAL INFORMATION	35
DOCUMENTS INCORPORATED BY REFERENCE	36

        You should rely only on the information contained in this document or any supplement and any information incorporated by reference in this document or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we disclosed in an earlier document that is inconsistent with what is in this prospectus.

        You should not assume that the information in this document or any supplement is current as of any date other than the date on the front page of this prospectus. This document is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

        This prospectus incorporates important business and financial information about the company that is not included in or delivered with this prospectus. You may obtain this information without charge from the company by writing to the company at The Peoples Gas Light and Coke Company, Attn: Investor Relations, 130 East Randolph Drive, Chicago, Illinois 60601 or by phoning the company at (312) 240-7534. In order to ensure that you receive this information in a timely manner, you should request this information no later than September 26, 2003.

ii

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. Prospective purchasers of the new bonds are urged to read this entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in the new bonds. References to the "company", "we" or "our" refer to The Peoples Gas Light and Coke Company unless the context requires otherwise.

THE PEOPLES GAS LIGHT AND COKE COMPANY

        We are an operating public utility which primarily purchases, stores, distributes, sells and transports natural gas. At June 30, 2003, we served approximately 843,000 residential, commercial, and industrial retail sales and transportation customers within the City of Chicago. During fiscal 2002, we delivered 191,148 million cubic feet of gas. Of the deliveries, approximately 60% were to residential, 27% were to commercial and 13% were to industrial customers. We operate an approximately 4000-mile network of gas mains.

        The company was created by a special act of the General Assembly of the State of Illinois, approved February 12, 1855, as amended on February 7, 1865 and operates under a perpetual, non-exclusive gas franchise in the City of Chicago. We are authorized by statute and hold certificates of public convenience and necessity to conduct our operations in the territory we serve. We are regulated by the Illinois Commerce Commission, which has general supervisory and regulatory powers over practically all phases of the public utility business in Illinois, including rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests, as defined in the Illinois Public Utilities Act, and other matters.

        We are a wholly-owned subsidiary of Peoples Energy Corporation, which is a holding company as defined in the Public Utility Holding Company Act of 1935. By Order entered on December 6, 1968 (Holding Company Act Release No. 16233), the SEC, pursuant to Section 3(a)(1) of that act, exempted Peoples Energy Corporation and its subsidiary companies as such from the provisions of the Public Utility Holding Company Act, other than Section 9(a)(2) thereof.

        Peoples Energy Corporation is solely a holding company and engages in no business directly, but derives its income principally from its utility subsidiaries, the company and North Shore Gas Company, an affiliate of the company and other subsidiaries engaged in energy-related businesses.

        Our principal executive offices are at 130 East Randolph Drive, Chicago, Illinois 60601-6207 (Telephone 312-240-4000).

THE EXCHANGE OFFER

        On February 27, 2003, we completed the private offering of $50,000,000 of First and Refunding Mortgage 4.00% Bonds, Series MM-1, due March 1, 2010. We entered into a registration rights agreement with the initial purchaser in the private offering of the existing bonds in which we agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 240 days of the original issuance of the existing bonds. In this exchange offer, you are entitled to exchange existing bonds that you hold for registered new bonds with substantially identical terms. You should read the discussion below and under the heading "Description of Bonds" for further information regarding the new bonds.

        We believe that the new bonds that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding this exchange offer and resale of the new bonds. In addition, you should also read "Description of Bonds" for a more complete description of the new bonds.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Securities to be Exchanged	On February 27, 2003, we issued $50,000,000 aggregate principal amount of existing bonds to the initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The terms of the new bonds and the existing bonds are substantially the same in all material respects, except that the new bonds will be freely transferable by the holders except as otherwise provided in this prospectus.
The Exchange Offer
We are offering to exchange up to $50,000,000 principal amount of the new bonds for up to $50,000,000 principal amount of the existing bonds. As of the date of this prospectus, existing bonds representing $50,000,000 aggregate principal amount are outstanding. The new bonds will evidence the same debt as the existing bonds, and the existing bonds and the new bonds will be governed by the same supplemental indenture.
Resale
We believe that the new bonds issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	—	the new bonds are being acquired in the ordinary course of your business;
—
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new bonds issued to you in the exchange offer; and
	—	you are not an "affiliate" of the company.

If any of these conditions are not satisfied and you transfer any new bonds issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new bonds from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Each broker-dealer that is issued new bonds in the exchange offer for its own account in exchange for outstanding bonds which were acquired by such broker-dealer as a result of market-making or other trading activities (a "participating broker-dealer"), must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new bonds. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new bonds issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding existing bonds on September 9, 2003.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 15, 2003 or a later date and time if we extend it.
Withdrawal
You may withdraw the tender of any existing bonds pursuant to the exchange offer at any time prior to the Expiration Date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any existing bonds not accepted for exchange for any reason without expense to you.
Interest on the New Bonds and the Existing Bonds
Interest on the new bonds will accrue from the date of the original issuance of the existing bonds or from the date of the last payment of interest on the existing bonds, whichever is later. No additional interest will be paid on existing bonds tendered and accepted for exchange.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, certain of which may be waived by us. See "The Exchange Offer—Conditions of the Exchange Offer."
Procedures for Tendering Existing Bonds
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the existing bonds (unless you hold your existing bonds through DTC or the Euroclear Systems and Clearstream Banking, societe anonyme) and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:
	—	any new bonds you receive will be acquired in the ordinary course of business; and

—
you have no arrangement with any person to participate in the distribution of the new bonds, and you are not an affiliate of the company or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If you hold your existing bonds through DTC or Euroclear or Clearstream Bank, by participating in the exchange offer, you will agree to be bound by the letter of transmittal as though you had executed such letter of transmittal.

We will accept for exchange any and all existing bonds which are properly tendered (and not withdrawn) in the exchange offer prior to the Expiration Date. The new bonds issued pursuant to the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange Offer—Acceptance of Existing Bonds for Exchange."
Effect of Not Tendering
Existing bonds that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. Except under specified circumstances, we will have no further obligation to provide for the registration under the Securities Act of such existing bonds.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC or Euroclear Systems and Clearstream Banking, societe anonyme as the holder of such book-entry interests or if you are a beneficial owner of outstanding bonds that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such book-entry interest or outstanding bonds in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding bonds are registered promptly and instruct such person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your existing bonds, you may, in certain instances, do so according to the guaranteed delivery procedures described in this prospectus under "The Exchange Offer— Procedures for Tendering Existing Bonds—Guaranteed Delivery."
Registration Rights Agreement
We sold the existing bonds on February 27, 2003, to the initial purchaser in a private placement. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the existing bonds certain exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the new bonds.

Federal Tax Considerations
Based on the opinion of counsel, we believe the exchange of existing bonds for new bonds pursuant to the exchange offer will not constitute a sale or exchange for federal income tax purposes. See "United States Federal Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the exchange of bonds pursuant to the exchange offer.
Exchange Agent
We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. The mailing address and telephone number of the Exchange Agent are U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance Department, 800-934-6802. See "The Exchange Offer—Exchange Agent."

SUMMARY OF THE TERMS OF THE NEW BONDS

Securities Offered	$50,000,000 aggregate principal amount of First and Refunding Mortgage 4.00% Bonds, Series MM-2, due March 1, 2010.
Interest Payment Dates	Interest will be payable semiannually in cash on March 1 and September 1 of each year, commencing September 1, 2003.
Record Dates	February 15 and August 15 of each year.
Redemption
We may redeem the new bonds at our option under certain extraordinary circumstances described in this prospectus under "Description of Bonds—Redemption of Bonds—Extraordinary Optional Redemption." Additionally, the new bonds are subject to mandatory redemption under certain specified circumstances described in this prospectus under "Description of Bonds—Redemption of Bonds—Mandatory Redemption."
Ranking
The new bonds will rank equally with all other existing and future first mortgage bonds issued under our First Mortgage Indenture. We have no debt that ranks senior to the new bonds. As of June 30, 2003, there was outstanding $502 million principal amount of first mortgage bonds. Our First Mortgage Indenture is a valid and direct first mortgage lien on all of our plants, buildings, mains, services, meters, rights, franchises, privileges, leases, leasehold estates, easements and property, real, personal and mixed, which we currently own or which we acquire in the future with certain limited exceptions. See "Description of Bonds—Priority and Security."
Trustee	U.S. Bank National Association.
Additional Issuances
Our First Mortgage Indenture is an open end mortgage and the maximum amount of first mortgage bonds which may be issued thereunder is unlimited. We may, at any time, without the consent of the holders of the new bonds, issue additional bonds under our First Mortgage Indenture, having the same ranking as the new bonds, as described in this prospectus under "Description of Bonds—Issuance of Additional Bonds." As of June 30, 2003 we have the ability to issue approximately $1.02 billion of additional first mortgage bonds on the basis of expenditures for permanent property and on the basis of the acquisition or payment and cancellation, redemption or other discharge of first mortgage bonds of any other series.

        For additional information regarding the new bonds, see the "Description of Bonds" section of this prospectus.

RISK FACTORS

        In deciding whether to invest in the Offered Bonds, you should consider carefully the following factors that could cause our operating and financial condition to be materially adversely affected. Although we have tried to discuss key factors, other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the most recent fiscal year end, as updated by our subsequent reports on Form 10-Q and Form 8-K. Each of the risks described below could result in a decrease in the value of your investment in the new bonds or the existing bonds.

An adverse decision in proceedings before the Illinois Commerce Commission concerning the prudence review of our gas purchases could require a significant refund obligation.

        Under our tariff, all prudently incurred gas costs are recoverable from customers. The Illinois Commerce Commission (ICC) conducts annual proceedings to examine the reconciliation of revenues from the gas charge to our customers and the prudency of related gas costs recovered through this gas charge. If the ICC were to find that the reconciliation was inaccurate or any gas costs were imprudently incurred, the ICC would order the company to refund the affected amount to customers through subsequent gas charge filings. A proceeding regarding our fiscal year 2001 gas costs is currently pending before the ICC. On August 7, 2003, three intervenors (Citizens Utility Board (CUB), Illinois Attorney General and the City of Chicago) filed testimony in this proceeding and on August 15, 2003 the staff of the ICC filed its testimony. The intervenors and ICC staff raise prudence issues related primarily to our not having financially hedged gas costs during the winter of 2000-2001 and the use of our Manlove Field underground storage reservoir to support transactions with third parties. The Illinois Attorney General and CUB have requested disallowances, which range from $8 million to $56 million, covering a variety of alleged issues other than financial hedging. CUB and the City of Chicago have requested an additional disallowance of $53 million and $230 million, respectively, based on the financial hedging issue. The ICC staff has requested a disallowance of $31 million covering a variety of alleged issues, none of which are related to hedging. Peoples Gas will respond in rebuttal testimony to be filed in this proceeding. We cannot predict the outcome of this proceeding.

Commodity price changes may affect our operating costs and competitive position, thereby adversely impacting its results of operations.

        Changes in natural gas, oil, electricity and other commodity prices could affect the prices we charge, our operating costs and the competitive position of our products and services. Our costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and, therefore, our competitive position relative to electricity and other forms of energy. In addition, the timing and extent of high natural gas prices can adversely affect our accounts receivable, provision for uncollectible accounts, and interest expense.

Our operating results may be adversely affected by abnormal weather.

        We have historically delivered less natural gas, and consequently earned less income, when weather conditions are milder than normal. Mild weather in the future could diminish our revenues and results of operations and harm our financial condition. In addition, severe weather, particularly heavy snowfall and extreme cold, may cause outages, property damage and higher labor costs, which adversely affect operating expenses.

Potential regulatory changes may adversely affect us by reducing revenues, increasing expenses or increasing capital expenditures.

        The energy industry has experienced and continues to undergo dramatic regulatory changes, which could result in increasing compliance costs and reduced revenues. We are subject to the jurisdiction of and regulation by the ICC, which has general supervisory and regulatory powers over practically all aspects of the public utility business in Illinois, including rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests and other matters.

        We are also subject to costly and increasingly stringent environmental regulations. For example, in connection with facilities previously operated by the company or our predecessors or affiliates for the purposes of manufacturing and storing gas, we have deferred costs totaling $124.7 million as of June 30, 2003. This amount includes management's best estimate of the costs we will spend in investigating and remediating the manufactured gas sites. Management estimates that additional costs of $65.6 million are reasonably possible based upon an ongoing review by management and its outside consultants of potential costs associated with conducting investigative and remedial actions at the manufactured gas sites. While we believe these costs are recoverable from other entities or through rates for utility service, we cannot be assured of full recovery. Moreover, the cost of future environmental compliance could be significant.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of its industry. Governmental and market reactions to these events may have negative impacts on our business, financial condition and access to capital as well as our exposure to other companies' credit constraints.

        A number of significant matters have caused the investment community to question the valuation of companies in equity and capital markets generally and energy companies in particular. These concerns result from irregularities found in financial statements, the bankruptcy of several large corporations and liquidity problems at many energy trading companies, a weak economy, the uncertainty of deregulation in energy markets, continued competitive pressures and the cyclical nature of energy commodity prices. Energy trading companies with substantial market risk have responded by reducing or eliminating trading activity, selling non-core assets, reducing debt and clarifying or restating financial information. Congress has enacted new laws and the SEC has issued new and proposed regulations that have increased disclosure and oversight of markets and companies.

        It is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets. These types of events may also impact the creditworthiness of other industry participants with whom we do business, which may result in the renegotiation of agreements or default by counterparties and our incurring additional costs to enter into revised or new arrangements that meet financial and operational requirements. We also cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically.

CAUTIONARY STATEMENTS

        This prospectus, and the documents incorporated by reference herein, contain forward-looking statements, such as management's expectations, our business and financial goals, the effect of weather on net income, cash position, source of funds, financing activities, market risk, the adequacy of our charges to increase the reserve for uncollectible accounts and environmental matters. These statements speak of our plans, goals, beliefs, or expectations, refer to estimates or use similar terms. Generally, the words "may," "could," "project," "believe," "anticipate," "estimate," "plan," "forecast," "will be" and similar words identify forward-looking statements. Actual results could differ materially, because the realization of those results is subject to many uncertainties including:

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  adverse decisions in the proceedings before the Illinois Commerce Commission concerning the prudence review of our gas purchases;

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  the future health of the Illinois and U.S. economies;

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  the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense;

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  adverse resolution of material litigation;

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  effectiveness of our risk management policies and the creditworthiness of customers and counterparties;

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  regulatory developments in Illinois and the United States;

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  changes in the nature of our competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as actions taken by particular competitors;

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  operational factors affecting our gas distribution system;

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  weather related energy demand; and

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  terrorist activities.

        Some of these uncertainties that may affect future results are discussed in more detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and other reports filed under Sections 13 or 15(d) of the Exchange Act that are incorporated by reference. All forward-looking statements included in this prospectus are based upon information presently available, and we assume no obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new bonds in exchange for the existing bonds. We are making this exchange solely to satisfy our obligations under the registration rights agreement. In consideration for issuing new bonds, we will receive existing bonds in aggregate principal amount equal to the aggregate principal amount of the new bonds issued. We used the net proceeds from the sale of the existing bonds in the amount of $49.346 million (before deducting certain expenses payable by us) to reduce short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of consolidated earnings to fixed charges for the company for the nine months ended June 30, 2003, twelve months ended June 30, 2003 and each of the most recent five fiscal years. For purposes of calculating the ratio, earnings consist of the sum of (i) net income, (ii) the provision for income taxes and (iii) fixed charges exclusive of interest capitalized. Fixed charges consist of (i) interest expense and (ii) amortization of deferred debt expense.

9 Months Ended June 30	12 Months Ended June 30	Year Ended September 30
2003	2003	2002	2001	2000	1999	1998
8.95(1)	6.93	6.31	4.35	4.33	4.52	4.14

(1)
The ratio of consolidated earnings to fixed charges for the company for the nine months ended June 30, 2003, is not necessarily indicative of ratios for subsequent periods or the full year.

THE EXCHANGE OFFER

Exchange Terms

        A total of $50,000,000 principal amount of existing bonds are currently issued and outstanding. The maximum principal amount of new bonds that will be issued in exchange for existing bonds is $50,000,000. The terms of the new bonds and the existing bonds are substantially the same in all material respects, except that the new bonds will be freely transferable by holders except as provided in this prospectus.

        The new bonds will bear interest at a rate of 4.00% per year, payable semiannually on March 1 and September 1 of each year, beginning on September 1, 2003. Holders of new bonds will receive interest from the date of the original issuance of the existing bonds or from the date of the last payment of interest on the existing bonds, whichever is later. Holders of new bonds will not receive any interest on existing bonds tendered and accepted for exchange. In order to exchange your existing bonds for transferable new bonds in the exchange offer, you will be required to make the following representations:

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  any new bonds will be acquired in the ordinary course of your business;

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  you have no arrangement with any person to participate in the distribution of the new bonds; and

  •
  you are not an "affiliate" of the company as defined in Rule 405 of the Securities Act, or if you are an affiliate of the company, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any existing bonds properly tendered in the exchange offer, and the Exchange Agent will deliver the new bonds promptly after the Expiration Date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered existing bonds or terminate the exchange offer and not accept for exchange any tendered existing bonds not already accepted if any conditions set forth under "Conditions of the Exchange Offer" have not been satisfied or waived by us or if either the exchange offer or the making of any exchange by a holder of existing bonds does, or would, not comply, in whole or in part, with any applicable law or any applicable interpretation of the staff of the SEC.

        If you tender your existing bonds, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the existing bonds. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "Transfer Taxes."

Expiration Date; Extensions; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on October 15, 2003, unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the Exchange Agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. During any extension of the exchange offer, all existing bonds previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

        To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

  •
  waive any condition to the exchange offer; and

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  amend any of the terms of the exchange offer.

        Any waiver or amendment to the exchange offer will apply to all existing bonds tendered, regardless of when or in what order the existing bonds were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

        We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the Exchange Agent, and all existing bonds previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, new bonds will not be given to holders of existing bonds who have validly tendered their existing bonds.

Resale of New Bonds

        Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new bonds issued under the exchange offer in exchange for existing bonds may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not an "affiliate" of the company within the meaning of Rule 405 under the Securities Act;

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  you are acquiring new bonds in the ordinary course of your business; and

  •
  you do not intend to participate in the distribution of the new bonds.

        If you tender existing bonds in the exchange offer with the intention of participating in any manner in a distribution of the new bonds:

  •
  you cannot rely on those interpretations by the SEC staff; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

        Unless an exemption from registration is otherwise available, any new bonds to be distributed by a security holder intending to distribute new bonds should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new bonds only as specifically set forth in this prospectus. Only broker-dealers that acquired the existing bonds as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new bonds for its own account in exchange for existing bonds, where such existing bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new bonds. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new bonds.

Acceptance of Existing Bonds for Exchange

        We will accept for exchange existing bonds validly tendered pursuant to the exchange offer, or defectively tendered if such defect has been waived by us, after the later of: (1) the Expiration Date of the exchange offer and (2) the satisfaction or waiver of the conditions described below under "Conditions of the Exchange Offer." We will not accept existing bonds for exchange subsequent to the Expiration Date of the exchange offer. Tenders of existing bonds will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000.

        We expressly reserve the right, in our sole discretion, to:

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  delay acceptance for exchange of existing bonds tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

  •
  terminate the exchange offer and not accept for exchange any existing bonds not previously accepted for exchange, if any of the conditions described below under "Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, new bonds will be issued only after timely receipt by the Exchange Agent of certificates representing existing bonds, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing bonds, or defectively tendered existing bonds with defects which we have waived, if, as and when we give oral, confirmed in writing, or written notice to the Exchange Agent. Promptly after the Expiration Date, we will deposit the new bonds with the Exchange Agent, who will act as agent for the tendering holders for the purpose of receiving the new bonds and transmitting them to the holders. The Exchange Agent will deliver the new bonds to holders of existing bonds accepted for exchange after the Exchange Agent receives the new bonds.

        If, for any reason, we delay acceptance for exchange of validly tendered existing bonds or we are unable to accept for exchange validly tendered existing bonds, then the Exchange Agent may, nevertheless, on its behalf, retain tendered existing bonds, without prejudice to our rights described under "Expiration Date; Extensions; Termination; Amendments," "Conditions of the Exchange Offer" and "Withdrawal of Tenders," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered existing bonds are not accepted for exchange for any reason, or if certificates are submitted evidencing more existing bonds than those that are tendered, certificates evidencing existing bonds that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of existing bonds tendered by book-entry transfer into the Exchange Agent's account at a book-entry transfer facility under the procedure set forth under "Procedures for Tendering Existing Bonds—Book-Entry Transfer," such existing bonds will be credited to the account maintained at such book-entry transfer facility from which such existing bonds were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

        Tendering holders of existing bonds exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their existing bonds other than as described in "—Transfer Taxes" or in Instruction 11 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Existing Bonds

        Any beneficial owner whose existing bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender existing bonds should contact such registered holder promptly and instruct such registered holder to tender existing bonds on such beneficial owner's behalf.

        Tender of Existing Bonds Held Through DTC.    The Exchange Agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer existing bonds to the Exchange Agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the Exchange Agent.

        The term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing bonds that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing bonds that they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Existing Bonds Held in Physical Form.    For a holder to validly tender existing bonds held in physical form:

  •
  the Exchange Agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  •
  the Exchange Agent must receive certificates for tendered existing bonds at such address, or such existing bonds must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date of the exchange offer. A holder who desires to tender existing bonds and who cannot comply with the procedures set forth herein for tender on a timely basis or whose existing bonds are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and existing bonds should be sent only to the exchange agent, and not to the company or to any book-entry transfer facility.

THE METHOD OF DELIVERY OF EXISTING BONDS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING EXISTING BONDS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF EXISTING BONDS WILL BE ACCEPTED.

        Signature Guarantees.    Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the existing bonds tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing which lists it as the owner of those existing bonds, or if any existing bonds for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any existing bonds for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

  •
  the existing bonds are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

        Book-Entry Transfer.    The Exchange Agent will seek to establish a new account or utilize an existing account with respect to the existing bonds at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing which lists it as the owner of the existing bonds may make book-entry delivery of existing bonds by causing the book-entry transfer facility to transfer such existing bonds into the Exchange Agent's account. HOWEVER, ALTHOUGH DELIVERY OF EXISTING BONDS MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of existing bonds into the Exchange Agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the Exchange Agent.

        Guaranteed Delivery.    If you wish to tender your existing bonds and:

          (1)   certificates representing your existing bonds are not lost but are not immediately available,

          (2)   time will not permit your letter of transmittal, certificates representing your existing bonds and all other required documents to reach the Exchange Agent on or prior to the Expiration Date of the exchange offer, or

          (3)   the procedures for book-entry transfer cannot be completed on or prior to the Expiration Date of the exchange offer,

        then you may tender if all of the following are complied with:

  •
  your tender is made by or through an eligible institution;

  •
  on or prior to the Expiration Date of the exchange offer, the Exchange Agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

            (a)   set forth your name and address, the registered number(s) of your existing bonds and the principal amount of existing bonds tendered;

            (b)   state that the tender is being made thereby; and

            (c)   guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the existing bonds, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the Exchange Agent; and

  •
  the Exchange Agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all existing bonds in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

        Other Matters.    New bonds will be issued in exchange for existing bonds accepted for exchange only after timely receipt by the Exchange Agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your existing bonds, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

  •
  any other documents required by the letter of transmittal.

        All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of existing bonds will be determined by the company, in its sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF EXISTING BONDS WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of existing bonds that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular existing bonds provided that any such waiver will be granted to all existing bonds tendered, regardless of when or in what order the existing bonds were tendered.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of existing bonds must be cured within the time we determine, unless waived by us. Tenders of existing bonds will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the Exchange Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of existing bonds, or will incur any liability to you for failure to give any such notice.

        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any new bonds that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

  •
  if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new bonds;

  •
  if you are a broker-dealer that will receive new bonds for your own account in exchange for existing bonds that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of those new bonds; and

  •
  you are not an "affiliate" of the company, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

        Except as otherwise stated in this prospectus, you may withdraw your tender of existing bonds at any time prior to the Expiration Date.

        For a withdrawal to be effective:

  •
  the Exchange Agent must receive a written notice of withdrawal at one of the addresses set forth below under "—Exchange Agent," or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the existing bonds to be withdrawn and

  •
  identify the existing bonds to be withdrawn, including the principal amount of the existing bonds.

        If existing bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn existing bonds and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any existing bonds so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any existing bonds that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of existing bonds tendered by book-entry transfer into the Exchange Agent's account at DTC according to the procedures described above, such existing bonds will be credited to an account maintained with DTC for the existing bonds. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn existing bonds by following one of the procedures described under "—Procedures for Tendering Existing Bonds" at any time on or prior to the Expiration Date.

Conditions of the Exchange Offer

        If, on or prior to the Expiration Date of the exchange offer, any of the events listed below has occurred, then (1) we will not be required to accept for exchange, or exchange any new bonds for, any existing bonds tendered, (2) we may terminate, extend or amend the exchange offer, and (3) we may, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of existing bonds so tendered:

  •
  the exchange offer, or the making of any exchange by a holder of existing bonds, would violate applicable law or any applicable interpretation of the staff of the SEC;

  •
  any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which we reasonably determine would prohibit, restrict or otherwise render illegal, consummation of the exchange offer; or

  •
  we have determined that the offering and sale under the registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving the company or would otherwise require disclosure of nonpublic information that could materially and adversely affect the company.

        The conditions to the exchange offer are for our sole benefit and may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

        ALTHOUGH THE COMPANY HAS NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, IT RESERVES THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. THE COMPANY WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of existing bonds pursuant to the exchange offer. If, however:

  •
  delivery of the new bonds, and/or certificates for existing bonds for principal amounts not exchanged, are to be made to any person other than the record holder of the existing bonds tendered,

  •
  tendered certificates for existing bonds are recorded in the name of any person other than the person signing any letter of transmittal, or

  •
  a transfer tax is imposed for any reason other than the transfer and exchange of existing bonds to the company or its order,

the amount of any such transfer taxes, whether imposed on the recordholder or any other person, will be payable by the tendering holder prior to the issuance of the new bonds.

Consequences of Failure to Exchange

        If you do not exchange your existing bonds for new bonds in the exchange offer, you will remain subject to the restrictions on transfer of the existing bonds:

  •
  as set forth in the legend printed on the bonds as a consequence of the issuance of the existing bonds pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the memorandum delivered in connection with the private offering of the existing bonds.

        In general, you may not offer or sell the existing bonds unless they are registered under the Securities Act, or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the company does not intend to register resales of the existing bonds under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new bonds issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not an "affiliate" of the company within the meaning of Rule 405 under the Securities Act, (2) you acquired the new bonds in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new bonds to be acquired in the exchange offer. If you tender existing bonds in the exchange offer for the purpose of participating in a distribution of the new bonds:

  •
  you cannot rely on the applicable interpretations of the SEC; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

Exchange Agent

        U.S. Bank National Association has been appointed as Exchange Agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the Exchange Agent. You should send certificates for existing bonds, letters of transmittal and any other required documents to the Exchange Agent addressed as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance Department
Telephone (800) 934-6802

DESCRIPTION OF BONDS

        This section summarizes certain provisions of the new bonds and our First Mortgage Indenture pursuant to which the new bonds will be issued. The terms of the new bonds are identical in all material respects to the terms of the existing bonds, except that the existing bonds contain terms with respect to transaction restrictions (and therefore are not freely tradable) and adjustments in the interest rate as described under "Principal, Maturity and Interest—Additional Interest Under Registration Rights Agreement." This summary does not contain a complete description of the provisions of these documents. The First Mortgage Indenture describes your rights as a holder of the new bonds or the existing bonds and you should review it and the supplemental indenture creating the new bonds in their entirety. When used in this description, unless the context requires a different meaning, the words "first mortgage bonds" means the bonds and other first mortgage bonds that are or may be issued under the First Mortgage Indenture.

        We will issue the new bonds under a mortgage dated January 2, 1926 from Chicago By-Product Coke Company to Illinois Merchants Trust Company (succeeded through consolidation and merger and assignment by U.S. Bank National Association). The company assumed the mortgage under the terms of an indenture dated March 1, 1928 and restated as of June 1, 1951 (the "Original First Mortgage Indenture"). The Original First Mortgage Indenture has been amended and supplemented by 36 supplemental indentures, including the supplemental indenture dated as of February 15, 2003 pursuant to which the existing bonds were issued and the new bonds will be issued (the "Supplemental Indenture"). The Original First Mortgage Indenture, as amended and supplemented, is referred to as the "First Mortgage Indenture." As of June 30, 2003, $502 million principal amount of first mortgage bonds were outstanding under the First Mortgage Indenture, including the existing bonds.

        The new bonds will rank equally with all other existing and future first mortgage bonds issued under our First Mortgage Indenture and are not subject to any sinking fund. We may redeem the new bonds at our option under certain extraordinary circumstances described below under "—Redemption of Bonds—Extraordinary Optional Redemption." Additionally, the new bonds are subject to mandatory redemption under certain specified circumstances described below under "—Redemption of Bonds—Mandatory Redemption."

        The First Mortgage Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the new bonds special protection in the event of a highly leveraged transaction.

General

Principal, Maturity and Interest

        We will issue the new bonds in denominations of $1,000 and any integral multiple of $1,000. The new bonds will mature on March 1, 2010.

        Interest on the new bonds will be payable semiannually in arrears on March 1 and September 1, commencing on September 1, 2003. We will make each interest payment to the holders of record of the new bonds on the immediately preceding February 15 and August 15.

        Interest on the new bonds will accrue from the date of original issuance of the existing bonds, or February 27, 2003. If the consummation of the exchange offer does not occur until after September 1, 2003, interest on the new bonds will accrue from September 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest Under Registration Rights Agreement

        Pursuant to the registration rights agreement, we will pay additional cash interest on the bonds, subject to certain exceptions, in the following circumstances (each event described in subparagraphs (1) through (6) below is referred to as a "Registration Default".

  (1)
  we fail to file an exchange offer registration statement with the SEC on or prior to the 60th day after the issue date (we filed a registration statement on the 57th day after the issue date);

  (2)
  the exchange offer registration statement is not declared effective by the SEC on or prior to the 200th day after the issue date (the exchange offer registration statement was declared effective on the 194th day after the issue date);

  (3)
  the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective;

  (4)
  we are obligated to file a shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 60th day after the filing obligation arises;

  (5)
  we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises; or

  (6)
  after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, the registration statement ceases to be effective or usable, subject to specified exceptions.

        The additional cash interest will be paid from and including the date on which any such Registration Default occurs to, but excluding, the date on which all Registration Defaults have been cured and will constitute liquidated damages for any Registration Default. The annual rate of the additional interest will be 0.25% for the first 90-day period immediately following the occurrence of a Registration Default, and the annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional annual interest rate of 1.0%. We will pay the additional interest on each regular interest payment date. The additional interest will be in addition to any other interest payable from time to time with respect to the new bonds.

Redemption of Bonds

  Extraordinary Optional Redemption

        We may redeem all, but not less than all, of the bonds, at any time, if any of the following events listed below has occurred. In this case, we will pay you a redemption price equal to 100% of the principal amount of your bonds plus accrued interest, if any, to the redemption date:

  •
  if we, using our reasonable judgment, determine that unreasonable burdens or excessive liabilities have been imposed upon us with respect to our property, including, without limitation, federal, state or other ad valorem property, income or other taxes, other than ad valorem taxes presently levied upon privately owned property used for the same general purposes as our property; or

  •
  if we, using our reasonable judgment, determine that our property has become uneconomic because of changes in the economic availability of raw materials, operating supplies, fuel or other energy sources or supplies, or facilities necessary for the operation of our property or because of technological or other changes; or

  •
  any court or administrative body enters an order or decree preventing operations at our business for six consecutive months; or

  •
  if any court or administrative agency issues an order, decree or regulation and we determine that compliance with that order would render the continuation of our operations economically unfeasible.

        If one or more of the events described in the paragraphs above occurs, we may redeem all (but not less than all) of the bonds by notifying the trustee in writing within 180 days after the event occurs. The redemption date will be any date within 90 days from the date when we provide this notice to the trustee.

        If any federal, state or municipal authority acquires any substantial portion (i.e., at least one-third on the basis of book values) of our income-producing properties which are subject to the lien of the First Mortgage Indenture, then we may elect to set a redemption date and redeem all (but not less than all) of the first mortgage bonds. In this situation, the redemption price will be 100% of the principal amount plus accrued interest, if any, to the redemption date.

  Mandatory Redemption

        If any federal, state or municipal authority acquires all or substantially all of our income-producing properties which are subject to the lien of the First Mortgage Indenture, then we must redeem all (but not less than all) of the first mortgage bonds, including the new bonds. In this situation, the redemption price will be 100% of the principal amount plus accrued interest, if any, to the redemption date.

  Official Notice of Redemption

        At least 30 days, but no more than 60 days, prior to each redemption date, the trustee will mail an official notice of redemption by first-class mail to each registered owner of bonds to be redeemed at that owner's registered address. The notice shall identify the bonds to be redeemed and will state (1) the redemption date, (2) the redemption price, (3) that the bonds being called for redemption must be surrendered to collect the redemption price, (4) the address where the bonds must be surrendered and (5) that interest on the bonds being called for redemption will stop accruing on the redemption date so long as the money required to redeem the bonds is on deposit and available for payment.

        If the redemption is an extraordinary optional redemption, then we must deposit with the trustee the money required to pay the principal, any redemption premium and any interest on the bonds being redeemed or the redemption notice must state that the redemption is subject to our depositing with the trustee this money before the redemption date. If we do not deposit this money with the trustee, then the redemption notice will be of no effect and the trustee will send a notice stating that the bonds will not be redeemed.

        The failure to give notice of redemption for any particular bond will not affect the validity of the redemption notice given for any other of the bonds. If any notice is mailed as described in the bonds, then it will be conclusively presumed that this notice was given even if you do not actually receive that notice.

  Redemption in the Event of Default

        We must redeem all of the bonds not more than 60 days after the principal on the bonds has been declared immediately due and payable as a result of an event of default under the First Mortgage Indenture. The redemption price shall be 100% of the principal amount of the bonds to be redeemed, plus accrued interest through the date fixed for redemption. See "Description of Bonds—Defaults and Notice Thereof."

Priority and Security

        The bonds will rank equally and ratably with all other first mortgage bonds (except for any first mortgage bonds for which a sinking or similar fund was or is established), irrespective of series, at any time issued and outstanding under the First Mortgage Indenture. Presently, there are no outstanding first mortgage bonds for which a sinking fund has been established. We have no debt that ranks senior to the new bonds. The First Mortgage Indenture is a valid and direct first mortgage lien on all plants, buildings, mains, services, meters, rights, franchises, privileges, leases, leasehold estates, easements and property, real, personal and mixed (other than certain specifically excepted property) which we currently own or which we acquire in the future and all rents, issues and rights from such assets.

        We own and operate a natural gas distribution system within the city limits of the City of Chicago, Illinois pursuant to a perpetual, non-exclusive franchise. The distribution system consists of approximately 4,000 miles of distribution piping, 500,000 services (smaller-diameter piping connecting distribution pipes to customer meters) and 890,000 meters. In addition to our main office, which we lease in downtown Chicago, we own four service facilities (i.e., a facility where field employees report and which is used as a garage, repair shop and/or storage space) and own or lease three bill payment centers in the city. We own four citygate stations, which are receiving facilities where pipelines deliver gas to local distribution companies. We also own approximately 1,300 service cars, vans, trucks and construction vehicles such as backhoes and trailers. We own an underground natural gas storage reservoir and a liquified natural gas ("LNG") plant, near Champaign, Illinois known as Manlove Field. The underground storage reservoir has a capacity to hold approximately 35 billion cubic feet (Bcf) of inventory gas and uses approximately 120 Bcf of "cushion gas" (including 4-5 Bcf of recoverable cushion gas), which is necessary to maintain the inventory gas. The LNG plant consists primarily of two storage tanks each with a capacity of 1 Bcf of gas. In addition, we own an intrastate transmission system consisting primarily of two parallel gas pipelines that connect Manlove Field to the City of Chicago—a 30-inch diameter pipeline approximately 121 miles long and a pipeline approximately 124 miles long (part 30-inch diameter and part 42-inch diameter)—which connect with seven interstate pipelines.

        Most of our significant plant and property, other than mains, services, meters, regulators and cushion gas in underground storage, are located on real estate owned in fee. Substantially all gas mains are located under public streets, alleys and highways, or under property owned by others under grants of easements. Installed meters and house regulators and a portion of services are located on customer premises that we serve. Some storage wells and other facilities of the Manlove Field storage reservoir and certain portions of the intrastate pipelines are located on land held pursuant to leases, easements, or government permits.

        The lien of the mortgage is subject to certain permitted liens which are described in the First Mortgage Indenture and also to any liens which exist on the property when it is purchased or which are placed on this property.

        In addition, there are excepted from the lien of the First Mortgage Indenture, the following:

  •
  all lamps and supplies, machinery, appliances, goods, wares, and other movable property now or at any time handled by us for sale as merchandise or not in use or connected as fixtures with our own plant and consumable supplies;

  •
  all shares of stock, voting trust certificates, bonds, and other securities currently owned or which may later be owned by us and which are not deposited with the First Mortgage trustee under the First Mortgage Indenture; and

  •
  the last day of each of the demised terms created by any lease or leases of property.

        We have agreed in the First Mortgage Indenture to maintain and preserve the mortgaged property in good repair and working order and from time to time to make all necessary and proper repairs. (See the Original First Mortgage Indenture, Article IV, Section 7).

Issuance of Additional Bonds

        The First Mortgage Indenture is an open end mortgage indenture and the maximum principal amount of first mortgage bonds which may be issued under the First Mortgage Indenture is unlimited. First mortgage bonds may be issued from time to time under the First Mortgage Indenture in any of the following ways:

        (1)(a)    For or on account of the acquisition and cancellation, or of the payment, cancellation, redemption or other discharge at, before or after maturity, of an equal aggregate principal amount of first mortgage bonds of any one or more other series previously issued under the First Mortgage Indenture and which are outstanding, and/or (b) for or on account of the cancellation of an equal aggregate principal amount of first mortgage bonds of any other series previously issued under the First Mortgage Indenture and delivered to us for issuance but not sold. (See Original First Mortgage Indenture, Article III, Section 2);

        (2)    To enable us to pay or redeem another series of outstanding first mortgage bonds. (See Original First Mortgage Indenture, Article III, Section 3);

        (3)    For up to an amount equal to 75% of expenditures made by us for "permanent property" as defined in the First Mortgage Indenture which becomes covered by the lien of the First Mortgage Indenture. In the case of permanent property that is "purchased property," additional first mortgage bonds may be issued for an amount not in excess of 75% of the fair value at the time it is acquired by us. (See Original First Mortgage Indenture, Article III, Section 5). The term "permanent property" means any property, equipment, additions, improvements, facilities or any other property which we acquire by purchase or by construction or otherwise for use in our business (including "purchased property), excluding cash, accounts receivable, securities, supplies, fuel or other assets classed as quick asset or leasehold interests. The term "purchased property" means that any permanent property other than additions, extensions, improvements and/or betterments made to or upon our permanent property after its acquisition; or

        (4)    Against the deposit of cash with the trustee equal to the principal amount of the first mortgage bonds to be issued. (See Original First Mortgage Indenture, Article III, Section 6).

        Cash deposited under the First Mortgage Indenture as a basis for the authentication of first mortgage bonds under subparagraph (4) above may be withdrawn in amounts equal to the principal amounts of first mortgage bonds which might otherwise be issued pursuant to subparagraphs (1), (2) or (3) above. (Original First Mortgage Indenture, Article III, Section 6).

        The Supplemental Indenture requires that so long as any bonds remain outstanding, additional first mortgage bonds may not be authenticated and cash may not be released:

  (i)
  on the basis of first mortgage bonds retired prior to January 1, 1951 (see subparagraph (1) above) or

  (ii)
  on the basis of expenditures for permanent property made prior to January 1, 1951 (see subparagraph (3) above).

        The Supplemental Indenture also requires that, as long as the bonds remain outstanding, additional first mortgage bonds may not be issued and cash may not be released in lieu of the authentication of first mortgage bonds on the basis of expenditures for permanent property under subparagraph 3 above unless our net earnings for any 12 consecutive months within the preceding 15 calendar months are at least twice the annual interest requirements of the mortgage and prior lien debt.

        The term "net earnings" means our (i) gross operating revenues derived from properties subject to the lien of the First Mortgage Indenture plus (ii) interest and certain other income, less (iii) operating expenses, including maintenance, repairs, rental, insurance and taxes (other than taxes on income) and (iv) the amount which we are required to credit to the Depreciation Reserve Account as described below. No more than 10 percent of net earnings may consist of income described in clause (ii) above.

        The new bonds are to be issued on the basis of the acquisition and cancellation of an equal aggregate principal amount of the existing bonds as described in subparagraph (1)(a) above. As of June 30, 2003, we had the ability to issue $625,700,000 principal amount of additional first mortgage bonds on the basis described in subparagraph (1)(a) above and the ability to issue approximately $393,847,000 principal amount of additional first mortgage bonds on the basis of expenditures for permanent property as described in paragraph (3) above.

Depreciation Reserve

        The Supplemental Indenture requires that we charge at least $1,550,000 annually against income, with a corresponding credit to our Depreciation Reserve Account, during or at the close of each calendar year so long as the new bonds are outstanding. The annual charge must be increased above $1,550,000 to the extent it is exceeded by 2 1/2% of the total principal amount of first mortgage bonds outstanding more than six months (or issued within six months to refund first mortgage bonds theretofore issued) plus the total principal amount of outstanding unpledged prior lien indebtedness. The annual charge includes, and is not in addition to, amounts that we are required to add to any Depreciation Reserve Account for the applicable year. We may charge the cost of depreciable property retired during the applicable calendar year (including dismantling costs, if any), less any applicable salvage credits against the Depreciation Reserve Account.

Release of Property and Withdrawal of Cash

        We may obtain the release of any part of the mortgaged property by delivering to the trustee money and, subject to certain limitations, purchase money obligations or other property received equal to the value of the property to be released. The consideration delivered cannot be less than the fair value of the property released. In some circumstances, the trustee may pay us the cash deposited for the release of mortgaged property or the cash proceeds of released property or insurance monies. Whenever cash is deposited with the trustee and we are entitled to the issuance of first mortgage bonds on the basis of expenditures for bondable property or first mortgage bond retirements, we, upon meeting certain requirements, may withdraw this cash up to the principal amount of first mortgage bonds that we are entitled to issue. (See Original First Mortgage Indenture, Article VIII, Article IX).

Modification of First Mortgage Indenture

        We and the trustee may enter into one or more supplemental indentures for any of the following purposes without the consent of any holder of the bonds:

  •
  to correct descriptions of any property or to convey additional property,

  •
  to add limitations for the issuance of first mortgage bonds,

  •
  to provide for redemption or sinking funds,

  •
  to provide restrictions on new series of first mortgage bonds,

  •
  to provide for exchange of first mortgage bonds or to provide for conversion of first mortgage bonds,

  •
  to evidence corporate succession of the trustee or appoint an additional trustee, and

  •
  to change the designation of first mortgage bonds, or for any other purpose not inconsistent with the First Mortgage Indenture.

        The trustee has uncontrolled discretion to decide whether any proposed modification is necessary or desirable. However, without the consent of a holder of the bonds, no supplemental indenture may eliminate or contain any provision that infringes on the right of the bondholders to receive the payment of the principal of and interest on the first mortgage bonds on or after the respective due dates provided for by the first mortgage bonds. (See Original First Mortgage Indenture, Article XVI).

        In the Supplemental Indenture, we have reserved the right, without the consent of any holders of the bonds, or any subsequent series of first mortgage bonds, to amend the First Mortgage Indenture to state that the First Mortgage Indenture, the rights and obligations of the company and the rights of the holders of the first mortgage bonds may be modified with the consent of not less than 60% (measured in aggregate principal amount of first mortgage bonds) of the holders of the first mortgage bonds adversely affected; provided, however, that no modification shall do any of the following without the consent of the holders of all first mortgage bonds outstanding:

  •
  extend the time, or reduce the amount, of any payment on any first mortgage bond,

  •
  permit the creation of any lien, not otherwise permitted, prior to or equal in priority with the lien of the First Mortgage Indenture, or

  •
  provide for less than 60% of the holders (measured in total principal amount of first mortgage bonds), to be required to approve any such modification.

Defaults and Notice Thereof

        Each of the following events constitutes an event of default under the First Mortgage Indenture:

          1.     failure to pay interest upon any first mortgage bonds within 60 days after the same becomes due;

          2.     failure to pay the principal of any first mortgage bonds when due;

          3.     failure of the company to observe or perform any covenant or condition which is required to be kept or performed under the First Mortgage Indenture within 60 days after the trustee provides written notice of this failure to us. The trustee may, but is not required to, give this notice to us unless the holders of a majority in principal amount of outstanding first mortgage bonds require the trustee to give this notice; and

          4.     certain events relating to a bankruptcy, insolvency or reorganization by the company.

        (See the Original First Mortgage Indenture, Article X, Section 1).

        If the trustee becomes aware that any of the events of default described in paragraphs 1 through 4 above has occurred, then the trustee must notify holders of first mortgage bonds within 90 days after the occurrence of the default (disregarding any grace periods for defaults under paragraphs 1 and 3), unless the default has been cured. The trustee may withhold giving this notice (except in the case of default in the payment of the principal of, or interest on, the first mortgage bonds, or in the payment of any sinking fund installment) if and so long as the board of directors, the executive committee of directors and/or responsible officers of the trustee in good faith decide that the withholding of this notice is in the interest of the holders of the first mortgage bonds. (See the Original First Mortgage Indenture, Article XV, Section 8).

Enforcement Provisions

        If an event of default occurs, the trustee may, and, upon the written request of the holders of at least a majority in aggregate principal amount of all first mortgage bonds then outstanding, shall, declare the principal of all first mortgage bonds then outstanding to be due and payable immediately. The holders of a majority in amount of outstanding first mortgage bonds may rescind any declaration of a default if the default is cured. No holder of first mortgage bonds has the right to institute any suit regarding the First Mortgage Indenture unless the trustee has refused to take action after a default upon the request by the owners of at least 25% in total principal amount of outstanding first mortgage bonds and unless security and indemnity is given to the trustee. However, any holder of first mortgage bonds may always enforce payment of principal and interest on his or her first mortgage bonds. (See the Original First Mortgage Indenture, Article X, Article XV, Section 2).

Evidence of Compliance With Conditions and Covenants

        The First Mortgage Indenture requires us to deliver to the trustee, among other things, a certificate of officers and an opinion of counsel showing that we are in compliance with the conditions precedent described in the First Mortgage Indenture, and a certificate of an engineer (who, in some cases, must be an independent engineer) with respect to the fair value of property certified or released. We are also required to periodically or under certain circumstances file various certificates and other documents. These certificates include, as required by the rules and regulations of the SEC, an annual certificate stating that we are not in default under the First Mortgage Indenture. (See the Original First Mortgage Indenture, Article IV, Section 10).

        At least once every 36 months and at any time when we purchase land, interests in land or new plant with a value of more than $500,000, then the Supplemental Indenture requires us to deliver to the trustee (i) a certificate of officers regarding the land, interests in land, and plants required to be subjected to the lien of the First Mortgage Indenture, (ii) an opinion of counsel stating that the First Mortgage Indenture constitutes a valid lien on such property and (iii) the mortgages, deeds, covenants, assignments, transfers and instruments of further assurance, if any, described in the opinion of counsel regarding the property.

Discharge of First Mortgage Indenture

        If at any time we pay all of the debt secured under the First Mortgage Indenture, then we may instruct the trustee to cancel and discharge the lien of the First Mortgage Indenture. We will be deemed to have paid for the redemption of the first mortgage bonds once we have delivered the necessary money to the trustee for the purchase, payment or redemption of the first mortgage bonds. (See the Original First Mortgage Indenture, Article XII).

About the First Mortgage Trustee

        The trustee has no material relationship with us, except that the trustee makes loans to us and certain of our affiliates periodically, and is and has been a depository for our funds and the funds of certain of our affiliates.

Book-Entry Issuance

        The Depository Trust Company will act as the depositary for the global securities. We will issue global securities as fully registered securities registered in the name of DTC's nominee, Cede & Co. We will issue one or more fully registered global securities for existing bonds and will deposit the global securities with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interest in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

        To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to the company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, principal payments and any premium, interest or other payments on the global securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the company or the trustee, subject to any statutory or regulatory requirements in effect at the time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of the company and the applicable paying agent, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the new bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the new bonds to be redeemed.

        DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to the company or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

        We have provided the foregoing information with respect to DTC for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC's system from sources that we believe to be reliable, but take no responsibility for the accuracy of this information.

Certificated Bonds

        Subject to certain conditions, the new bonds represented by the global securities are exchangeable for certificated new bonds of the same series in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1)   DTC notifies us that it cannot or will not continue as depositary for the global securities or the depositary is no longer a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we cannot locate a qualified successor within 90 days;

          (2)   we, in our discretion at any time, determine not to have all the new bonds represented by a global security; or

          (3)   a default entitling the holders of the new bonds to accelerate the maturity of principal and accrued interest has occurred and is continuing.

        Any new bond that is exchangeable as described above is exchangeable for certificated new bonds issuable in authorized denominations and registered in such names as DTC directs. Except as described above, the global securities are not exchangeable, except for global securities of the same aggregate denomination to be registered in the name of the depositary or its nominee.

        All these certificates will bear the legend referred to under "Transfer Restrictions," unless we determine otherwise in accordance with applicable law.

Same-Day Payment

        The First Mortgage Indenture requires us to make payments on the bonds (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the United States specified by the holders of the new bonds or, if no account is specified, by mailing a check to the holder's address registered with the paying agent for the new bonds.

Governing Law

        The First Mortgage Indenture and the bonds are governed by the internal laws of the State of Illinois.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Foley & Lardner, LLP, our tax counsel, the following describes material United States federal income tax consequences of the ownership and disposition of the new bonds as of the date hereof. In this description, the existing bonds and the new bonds are sometimes collectively referred to as "the bonds." Except where noted, it deals only with bonds held as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, ex-patriates of the United States, persons holding bonds as a part of a hedging or conversion transaction or a straddle or other integrated transaction or persons whose functional currency is not the United States dollar. In addition, this discussion does not address the tax consequences to persons who acquire the new bonds other than pursuant to the initial issuance of the existing bonds and the exchange of existing bonds for new bonds pursuant to the exchange offer as described in this prospectus. In addition, this discussion does not address United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. Furthermore, the discussion below is based upon the provisions of the Code, final and proposed Treasury regulations under the Code, and administrative rulings and judicial decisions as of the date of this prospectus. Such authorities may be repealed, revoked or modified at any time, with either forward looking or retroactive effect, which could result in United States federal income tax consequences being different from those discussed below. We will treat the bonds as indebtedness for federal income tax purposes, which treatment will be binding on a holder unless the holder discloses the inconsistent treatment on its tax returns, and the following discussion assumes that this treatment is correct.

        Prospective purchasers of bonds are advised to consult their tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of bonds in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

        As used in this prospectus, a "United States Holder" means a beneficial owner of a bond that is a citizen or resident of the United States, a corporation, limited liability company or partnership created or organized in or under the laws of the United States, a State or any political subdivision thereof, an estate or certain electing trusts in existence as of August 28, 1996, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all of its substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of a bond that is not a United States Holder.

United States Holders

  The Exchange Offer

        The exchange of a new bond for an existing bond pursuant to the registered exchange offer will not constitute a "significant modification" of the existing bond for U.S. federal income tax purposes and, accordingly, the new bond received will be treated as a continuation of the existing bond in the hands of a holder. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging existing bonds for new bonds pursuant to the registered exchange offer; (2) the holding period of the new bonds will include the holding period of the existing bonds exchanged therefor; and (3) the adjusted tax basis of the new bonds will be the same as the adjusted tax basis of the existing bonds exchanged therefor immediately before such exchange.

  Payments of Interest; Original Issue Discount

        Stated interest on a bond will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. Although the principal amount of the existing bonds exceeded the issue price, such excess was de minimis and will not be considered original issue discount for federal income tax purposes.

        The company is obligated to pay additional interest on the existing bonds as liquidated damages under the circumstances specified herein under "Description of the Bonds—Additional Interest Under Registration Rights Agreement." Assuming the exchange offer which is the subject of this prospectus is completed as described herein within the time frame specified in such Registration Rights Agreement, and certain other conditions specified therein are satisfied, no such additional interest will be payable on the existing or new bonds. The company believes that any such additional interest (if payable) should be treated as subject to an "incidental contingency" for purposes of the original issue discount rules of the Code, because the amount of such additional interest, if required to be paid, was and is expected to be insignificant relative to the total expected amount of remaining payments on the bonds. Accordingly, the company believes that the existing bonds were not issued with original issue discount, and any additional interest (if payable) should be taxable to United States Holders as payments of interest. This treatment is binding on a United States Holder unless it discloses its different treatment on its tax return. If there is a change in circumstances such that the additional interest becomes significant, it is possible that the existing bonds could be treated as reissued with original issue discount to the extent of the additional interest.

  Sale, Exchange and Redemption of the Bonds

        Upon the sale, exchange or redemption of a bond, a United States Holder will recognize gain or loss equal to the difference between (1) the amount realized upon the sale, exchange or redemption, other than amounts attributable to accrued but unpaid interest (which are treated as payments of interest), and (2) such holder's adjusted tax basis in the bond. A United States Holder's adjusted tax basis will be, in general, its initial purchase price for the bond, less any principal payments received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the bond has been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. The net capital gains of individuals are taxed at lower rates than ordinary income. Under the Jobs and Growth Tax Relief Act of 2003, long-term capital gains of United States Holders other than corporations are subject to a maximum federal tax rate of 15% in taxable years beginning before January 1, 2004 and 20% thereafter.

Non-United States Holders

  Payments of Interest

        Subject to the discussion below concerning backup withholding, under the exemption for "portfolio interest," no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a bond held by a Non-United States Holder, provided that the interest is not effectively connected with the beneficial owner's conduct of a trade or business in the United States and the beneficial owner (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder; (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (3) is not a bank whose receipt of interest on a bond is described in

Section 881(c)(3)(A) of the Code; and (4) satisfies the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder. Special rules and procedures apply to a non-United States Holder that is classified for United States income tax purposes as a partnership or trust.

        To satisfy the requirement referred to in clause (4) above, the beneficial owner of a bond, or a financial institution holding the bond on behalf of such owner, must provide, in accordance with specified procedures, a statement to the effect that the beneficial owner is not a U.S. person. Unless the company has knowledge of contrary facts, these requirements will be met if (1) the beneficial owner provides to the company or its paying agent his name and address, and certifies, under penalties of perjury, that he is not a U.S. person, which certification must be made on an IRS Form W-8BEN (or substitute form); or (2) a financial institution holding the bond on behalf of the beneficial owner certifies to the company or its paying agent, under penalties of perjury, that such statement has been received by it and furnishes a copy of such statement. These statements must generally be renewed every three years unless they are furnished with taxpayer identification numbers.

        In the event that any of the above requirements are not satisfied, the company will nonetheless not withhold federal income tax on interest paid to a Non-United States Holder if it receives IRS Form W-8ECI from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the company has knowledge to the contrary. Interest paid to a Non-United States Holder that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at graduated rates that are applicable to U.S. persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

  Sale, Exchange and Redemption of the New Bonds

        A Non-United States Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or redemption of a bond unless (1) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; (2) in the case of a Non-United States Holder who is an individual and holds the bond as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or (3) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates. However, any amount attributable to accrued but unpaid interest on the bond will be treated in the same manner as payments of interest made to such Non-United States Holder, as described above.

        Gain derived by a Non-United States Holder from the sale or other disposition of a bond that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to U.S. persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the U.S. branch profits tax. Unless otherwise provided by treaty, if any individual Non-United States Holder falls under clause (2) of the preceding paragraph, such holder will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses recognized within the same taxable year as such sale or other disposition.

Information Reporting and Backup Withholding

        Payments of interest on, or the proceeds from the sale, retirement or other disposition of bonds to a United States Holder are subject to IRS Form 1099 information reporting unless the United States Holder establishes an exemption.

        Payments of the interest on, or the proceeds from the sale, retirement, or other disposition of the bonds may be subject to "backup withholding" tax if the United States Holder, among other things, (1) fails to furnish his or her social security number or other taxpayer identification number, or TIN, to the payor responsible for backup withholding (for example, the United States Holder's securities broker) on Form W-9 or a substantially similar form signed under penalty of perjury, (2) furnished such payor an incorrect TIN, (3) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the United States Holder is not subject to backup withholding, or (4) fails to properly report interest and dividends on his tax return. Under current law, the projected backup withholding tax rates are 28% through 2010 and 31% thereafter. Backup withholding does not apply to certain payments made to exempt recipients, such as corporations.

        Non-United States Holders will not be subject to Form 1099 information reporting or backup withholding on payments made by the company or its paying agent if the IRS Form W-8BEN (or substitute form) has been received and the payor has no actual knowledge that the beneficial owner is a U.S. person. Without such form, payments of principal, proceeds of sale, or interest on the bonds to a Non-United States Holder may be subject to backup withholding and Form 1099 information reporting, unless another exemption applies. If Form 1099 information reporting is not required for a payment of interest to a Non-United States Holder, the interest payment will still be subject to information reporting on IRS Form 1042-S.

        A foreign corporation is generally exempt from Form 1099 information reporting and backup withholding. An exemption from Form 1099 information reporting is also available with respect to payments outside the United States of interest, principal and proceeds of the sale of debt securities effected by a broker, provided the company or such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a Non-United States Holder, certain other conditions are met and the company or broker does not have actual knowledge that the holder is a U.S. person. An exemption from backup withholding tax is available for such payments if the holder would be eligible to supply certain documentary evidence allowed by Treasury regulations that the beneficial owner is a Non-United States Holder, certain other conditions are met and the company or broker does not have actual knowledge that the holder is a U.S. person. Prospective investors should consult their own tax advisors as to the effect, if any, of the Treasury regulations on their purchase, ownership and disposition of the debt securities.

        Any amounts withheld under the backup withholding rules will be allowed as a credit or a refund against such holder's U.S. federal income tax liability, if certain required information is provided to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, the company believes that you may transfer new bonds issued under the exchange offer in exchange for existing bonds unless you are:

  •
  an "affiliate" of the company within the meaning of Rule 405 under the Securities Act;

  •
  a broker-dealer that acquired existing bonds directly from the company; or

  •
  a broker-dealer that acquired existing bonds as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the new bonds in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new bonds. Broker-dealers receiving new bonds in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new bonds.

        Based on SEC staff interpretations, a broker-dealer could use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new bonds received in the exchange offer where the beneficial interests in existing bonds for which they were exchanged were acquired as a result of market-making activities or other trading activities. We have agreed that for a period not to exceed 180 days, to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        If you wish to exchange your existing bonds for new bonds in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer—Exchange Terms" and "—Procedures for Tendering Existing Bonds—Other Matters" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new bonds for your own account in exchange for existing bonds that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of those new bonds. See "The Exchange Offer—Resale of New Bonds."

        We will not receive any proceeds from any sale of new bonds by broker-dealers. Broker-dealers who receive new bonds for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

  •
  in negotiated transactions;

  •
  through the writing of options on the new bonds or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale; or

  •
  at prices related to the prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new bonds. Any broker-dealer that resells new bonds it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-

dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the existing bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

        The validity of the new bonds offered hereby have been passed upon for us by James Hinchliff Esq., Senior Vice President of Peoples Energy Corporation. The legal matters under the heading "Material United States Federal Income Tax Consequences" will be passed upon by the company's tax counsel, Foley & Lardner, LLP, Chicago, Illinois.

        At July 31, 2003, Mr. Hinchliff owned beneficially shares of common stock of our parent company, Peoples Energy Corporation, and options, stock appreciation rights and shares of restricted stock granted under the Peoples Energy Corporation Long-Term Incentive Compensation Plan, in excess of $50,000 in value.

EXPERTS

        The consolidated financial statements as of September 30, 2002 and 2001 and for each of the three years in the period ended September 30, 2002 and the related financial statement schedules incorporated in this prospectus by reference from the Current Report on Form 8-K/A dated August 21, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. Information filed with the SEC can also be inspected and copied at the Public Reference Room maintained by the SEC and at the SEC's regional offices.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet website that contains reports and other information about securities issuers like the company who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Peoples Energy Corporation maintains an Internet web site at http://www.peoplesenergy.com (which is not intended to be an active hyperlink in this prospectus) which contains information about us and other affiliates of Peoples Energy Corporation. The information at Peoples Energy Corporation's Internet web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        We have opted to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to a document filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have previously filed with the SEC. These documents contain important information about us.

SEC Filings (File No. 2-26983)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2002
(as updated by the Current Report on Form 8-K, dated April 22, 2003 and Current Report on Form 8-K/A dated August 21, 2003)
Quarterly Report on Form 10-Q Quarterly Report on Form 10-Q Current Report on Form 8-K (Item 5) Quarterly Report on Form 10-Q	Quarter ended December 31, 2002 Quarter ended March 31, 2003 April 22, 2003 Quarter ended June 30, 2003
Current Report on Form 8-K/A (Item 5)	August 21, 2003

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus.

        We will provide you without charge a copy of any and all of these filings other than exhibits unless an exhibit has been specifically incorporated by reference in the filing. You may request a copy of these filings by writing or telephoning us at:

The Peoples Gas Light and Coke Company
130 East Randolph Drive
Chicago, IL 60601-6207
Attn: Investor Relations
(312) 240-7534

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TABLE OF CONTENTS
SUMMARY
SUMMARY OF THE TERMS OF THE NEW BONDS
RISK FACTORS
CAUTIONARY STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF BONDS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE